Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-1 (Registration No. 333-289688) of Linkage Global Inc. of our report dated April 12, 2024, relating to the consolidated financial statements of Linkage Global Inc. as of September 30, 2023 and 2022 and for the years then ended, included in this Annual Report on Form 20-F for the fiscal year ended September 30, 2025. We also consent to the reference to our firm under the caption “Experts” in such Registration Statements.

/s/ TPS Thayer, LLC

Sugar Land, TX
January 30, 2026